Energy Focus Names Mark Plush Chief Financial Officer
Former CFO of Keithley Instruments, Inc. brings broad financial expertise to EFOI

SOLON, Ohio— SOLON, Ohio July 6, 2011 — Energy Focus, Inc. (NASDAQ: EFOI), a global leader in energy efficient lighting, today announced the appointment of Mark J. Plush as Vice President of Finance and Chief Financial Officer. Mr. Plush brings over 28 years of financial management experience with Keithley Instruments, the last twelve years as Vice President and Chief Financial Officer. Prior to his role as CFO for Keithley Instruments, Mr. Plush served as Corporate Controller for sixteen years.

Under Mr. Plush’s financial guidance, Keithley grew to be a highly profitable business reporting $25 million in income on $127 million of revenue in 2010. On December 8, 2010, Danaher Corporation (NYSE:DHR) acquired Keithley for $21.60 per share in cash or an enterprise value of approximately $300 million.

“We are extremely pleased to have an executive with Mark’s credentials join our team”, said Joe Kaveski, CEO of Energy Focus. “His demonstrated financial skills in growing a high technology business coupled with his proven record of successfully growing shareholder value will prove highly valuable to Energy Focus and its shareholders.”

Mr. Plush commented, “I am very excited to be joining the Energy Focus team and look forward to contributing to its success.”

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient lighting products and turnkey energy efficient lighting solutions, holding 74 relevant lighting patents. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet. Customers include supermarket chains, the U.S. government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect Energy Focus please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Energy Focus Inc. Media Contact:
Public Relations Office
(440) 715-1295
pr@energyfocusinc.com